Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

by and between

RENAISSANCERE HOLDINGS LTD.,

as Issuer,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

Dated as of April 2, 2019

$400,000,000

RenaissanceRe Holdings Ltd.

3.600% Senior Notes due 2029

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of April 2, 2019 (this “Supplemental Indenture”), to the Senior Indenture, dated as of April 2, 2019 (the “Original Indenture”), by and between RENAISSANCERE HOLDINGS LTD., a company duly organized and existing under the laws of Bermuda (the “Company”), having its principal executive office located at Renaissance House, 12 Crow Lane, Pembroke HM 19, Hamilton, Bermuda, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”), having its corporate trust office located at 60 Wall Street, 16th Floor, MS NYC 60-1630, New York, New York 10005, is effective upon the execution hereof by the parties hereto.

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Original Indenture providing for the issuance from time to time of its senior unsecured debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount;

WHEREAS, the Original Indenture is incorporated herein by this reference;

WHEREAS, Section 3.1 of the Original Indenture provides that, with respect to any series of Securities to be authenticated and delivered under the Original Indenture, the terms of such series of Securities shall be established by (i) a Board Resolution and Officers’ Certificate or (ii) one or more indentures supplemental to the Original Indenture;

WHEREAS, the Company desires to create, under the Original Indenture, a new series of Securities to be known as its 3.600% Senior Notes due 2029 (the “Senior Notes”), the form and substance of such notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding agreement of the Company in accordance with its terms, have been done or performed; and

WHEREAS, the Original Indenture, as supplemented by this Supplemental Indenture, is herein called the “Indenture”.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions.

The following defined terms used herein shall have the meanings specified below. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Original Indenture.

“Consolidated Net Worth” in respect of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such Person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus, less any accumulated deficit.

“Designated Subsidiary” means any present or future consolidated Subsidiary of the Company, (i) the Consolidated Net Worth of which constitutes at least 10% of the Consolidated Net Worth of the Company and (ii) in which the Company holds, directly or indirectly, equity interests entitled to more than 50% of the profits thereof.

“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Bermuda Insurance Act 1978, as amended from time to time, or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.

“Enhanced Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Company or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.

“Interest Payment Date” means, with respect to the Senior Notes only, April 15 and October 15 of each year.

“Regular Record Date” means, with respect to the Senior Notes only, the close of business on April 1 and October 1, as the case may be, immediately preceding each Interest Payment Date.

“Taxing Jurisdiction” means Bermuda or such other jurisdiction in which the Company may be organized or any political subdivision or taxing authority thereof or therein.

ARTICLE II.

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

There is hereby established a new series of Securities under the Original Indenture with the following terms:

Section 2.1. Title.

The title of the series is “3.600% Senior Notes due 2029”.

Section 2.2. Principal Amount.

There are to be issued by the Company, and authenticated and delivered by the Trustee on the date hereof $400,000,000 aggregate principal amount of Senior Notes, and such principal amount of Senior Notes may be increased from time to time pursuant to Section 3.1 of the Original Indenture. All Senior Notes need not be issued on the same date and such series may be reopened at any time, without the consent of any Holder, for issuances of additional Senior Notes, unlimited in principal amount, upon delivery by the Company to the Trustee of either a Board Resolution and Officers’ Certificate or an indenture supplemental to the Indenture, setting forth the original issuance date of such additional Senior Notes. The terms of any such additional Senior Notes will be identical to the terms of the Senior Notes initially issued, authenticated and delivered on the date hereof, except as to issue price, issue date and the date from which interest shall accrue and except that such additional Senior Notes may not be fungible for U.S. tax purposes with such initially issued Senior Notes. Any such additional Senior Notes will, together with the previously issued Senior Notes, constitute a single series of Securities under the Indenture.

Section 2.3. Payment of Principal and Interest.

(a) The principal of the Senior Notes shall be due on April 15, 2029, subject to the provisions of the Original Indenture relating to acceleration of maturity. The Senior Notes will bear interest from April 2, 2019, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at a rate of 3.600% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2019, and at Maturity. The Company will pay interest to the Persons in whose names the Senior Notes are registered on the Regular Record Date for such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(b) If any Interest Payment Date falls on a day that is not a Business Day at the applicable Place of Payment, the interest payment will be postponed to the next day that is a Business Day at such Place of Payment, and no interest on such payment will accrue for the period from and after such Interest Payment Date. If the maturity date of the Senior Notes falls on a day that is not a Business Day at the applicable Place of Payment, the payment of interest and principal may be made on the next succeeding Business Day at such Place of Payment, and no interest on such payment will accrue for the period from and after the maturity date. Interest payments for the Senior Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity, as the case may be.

(c) Payment of the principal and interest due at maturity of the Senior Notes shall be made upon surrender of the Senior Notes at the Corporate Trust Office of the Trustee. The principal of and interest on the Senior Notes shall be paid in Dollars. Payments of principal of or interest on the Senior Notes will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

Section 2.4. Optional Redemption.

(a) Subject to the BMA Redemption Requirements, the Senior Notes will be redeemable, at the option of the Company, at any time as a whole or from time to time in part, on not less than 30 nor more than 60 days’ prior notice to the Holders of the Senior Notes, on any date prior to their maturity.

The Redemption Price for any redemption of Senior Notes before January 15, 2029 shall be equal to the greater of (i) 100% of the principal amount of the Senior Notes to be redeemed and (ii) the Discounted Present Value of the Senior Notes to be redeemed, plus in each case accrued and unpaid interest on the principal amount of such Senior Notes to, but excluding, the Redemption Date.

The Redemption Price for any redemption of Senior Notes on or after January 15, 2029 shall be equal to 100% of the principal amount of the Senior Notes to be redeemed, plus accrued and unpaid interest on such principal amount of such Senior Notes to, but excluding, the Redemption Date.

Installments of interest on the Senior Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Senior Notes registered as such at the close of business on the Regular Record Date therefor.

As used herein:

“Discounted Present Value” of any Senior Note subject to optional redemption shall be equal to the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the Redemption Date) on such Senior Note discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points.

“Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the

Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Senior Notes to be redeemed (the “Remaining Life”), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the Remaining Life.

“Comparable Treasury Price” means (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC or Wells Fargo Securities, LLC and their respective successors or, if either of the foregoing is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means each of (i) Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in the City of New York (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer and (ii) any two other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

(b) If less than all of the Senior Notes are to be redeemed, the Senior Notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of Senior Notes represented by a global Security, or by the Trustee by lot, in the case of Senior Notes that are not represented by a global Security.

(c) Notwithstanding anything to the contrary set forth herein, (i) the Senior Notes will not be optionally redeemable pursuant to this Section 2.4 or Section 2.5 at any time prior to April 2, 2022 without BMA Approval unless the Company replaces the capital represented by the Senior Notes to be redeemed with capital having equal or better capital treatment as the Senior Notes under the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time (the “Group Rules”) and (ii) the Senior Notes will not be optionally redeemable pursuant to this Section 2.4 or Section 2.5 at any time prior to their maturity if the Enhanced Capital Requirement would be breached immediately before or after giving effect to the redemption of such Notes unless the Company replaces the capital represented by the Senior Notes to be redeemed with capital having equal or better capital treatment as the Senior Notes under the Group Rules (clauses (i) and (ii) collectively, the “BMA Redemption Requirements”). For the avoidance of doubt, payment of principal on the date of maturity will not be subject to the BMA Redemption Requirements.

Section 2.5. Redemption for Changes in Withholding Taxes.

Subject to the BMA Redemption Requirements, the Senior Notes will be redeemable, at the option of the Company, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ prior notice to the Holders of the Senior Notes, on any date prior to their maturity, at 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date, in the event that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Senior Notes, any Additional Amounts as a result of: (i) a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Taxing Jurisdiction, which change or amendment is announced after April 2, 2019; or (ii) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after April 2, 2019, and, in each case, the Company cannot avoid such obligation by taking reasonable measures available to it. Installments of interest on the Senior Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Senior Notes registered as such at the close of business on the Regular Record Date therefor.

Before the Company publishes or mails any notice of redemption of the Senior Notes, it will deliver to the Trustee an Officers’ Certificate to the effect that the Company cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and an Opinion of Counsel stating that the Company would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Section 2.6. Additional Covenants.

In addition to the covenants set forth in Article 10 of the Original Indenture, each of the following covenants shall be added to Article 10 with respect to the Senior Notes:

(a) Limitation on Liens on Stock of Designated Subsidiaries. So long as any Senior Notes are Outstanding, the Company will not, nor will it permit any of its Subsidiaries to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any Lien upon any shares of Capital Stock of any Designated Subsidiary, provided that this restriction will not apply to Indebtedness secured by (i) Liens on any shares of Capital Stock or Indebtedness of or acquired from a Person that is merged or consolidated with or into, or is otherwise acquired by, the Company or any Designated Subsidiary; (ii) Liens to secure Indebtedness of a Designated Subsidiary to the Company or another Designated Subsidiary, but only as long as the Indebtedness is owned or held by the Company or such Designated Subsidiary; and (iii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (i) and (ii) above.

(b) Limitation on Disposition of Stock of Designated Subsidiaries. So long as any Senior Notes are Outstanding and except in a transaction otherwise governed by the Indenture, the Company will not issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, Capital Stock (other than Preferred Stock having no voting rights of any kind) of any Designated Subsidiary, nor will the Company permit any Designated Subsidiary to issue (other than to the Company or another Designated Subsidiary) any shares (other than the director’s qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, Capital Stock (other than Preferred Stock having no voting rights of any kind) of any Designated Subsidiary, if, after giving effect to any such transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, the Company would own, directly or indirectly, less than 80% of the shares of Capital Stock of such Designated Subsidiary (other than Preferred Stock having no voting rights of any kind); provided, however, that (i) any issuance, sale, assignment, transfer or other disposition permitted by the Company may only be made for at least a fair market value consideration as determined by the Board of Directors pursuant to a Board Resolution adopted in good faith and (ii) the foregoing shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority. Notwithstanding the foregoing, (i) the Company may merge or consolidate any Designated Subsidiary into or with another direct or indirect Subsidiary of the Company the shares of Capital Stock of which the Company owns at least 80% and (ii) the Company may, subject to the provisions of Article 8 of the Original Indenture, sell, assign, transfer or otherwise dispose of the entire Capital Stock of any Designated Subsidiary at one time for at least a fair market value consideration as determined by the Board of Directors, pursuant to a Board Resolution adopted in good faith.

Section 2.7. Form, Currency and Denominations.

The Senior Notes shall be issued in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Senior Notes will be issued in substantially the form set forth in Exhibit A hereto. The Depositary with respect to the Senior Notes shall be The Depository Trust Company.

Section 2.8. Global Securities.

(a) The Senior Notes will be issued in the form of one or more global Securities registered in the nominee name of the Depositary, which shall be Cede & Co. Except under the circumstances set forth in Section 3.5 of the Original Indenture, the global Securities will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in definitive form. Owners of beneficial interests in such a global Security will not be considered the registered owners or Holders of Senior Notes for any purpose.

(b) No global Security representing a Senior Note shall be exchangeable, except for another global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Payment of principal of, any premium or interest on, and any Additional Amounts in respect of, any Senior Note in global form shall be made to the registered Holder thereof.

Section 2.9. Ranking.

The Senior Notes will represent the Company’s direct, unsecured obligations and will rank equally with all of the Company’s other unsubordinated senior indebtedness. The Senior Notes will be contractually subordinated to all obligations of the Company’s existing and future subsidiaries, including amounts owed to holders of reinsurance and insurance policies issued by its reinsurance and insurance company subsidiaries.

Section 2.10. Events of Default.

Pursuant to Section 3.1(18) of the Original Indenture, clause (4) of Section 5.1 of the Original Indenture is hereby amended with respect to the Senior Notes by deleting the text thereof in its entirety and inserting in its place the following:

“(4) default in the performance of the provisions of Section 7.4(1) and continuance of such default for a period of 90 days after there has been given, by registered or certified mail, (i) to the Company by the Trustee or (ii) to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series, a written notice specifying such default or breach and requiring it to be remedies and stating that such notice is a “Notice of Default” hereunder; or”.

Section 2.11. No Rights of Set-Off. The Senior Notes will not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Company or any of the Company’s regulated operating subsidiaries to any Person in whose name the Senior Notes are registered or any creditor of the Company or any of the Company’s regulated operating subsidiaries.

Section 2.12. No Encumbrances. By acquiring the Senior Notes, each Holder is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Company or any of its affiliates to secure the rights of Holders.

Section 2.13. Miscellaneous.

The Company is not obligated to redeem or purchase any Senior Notes pursuant to any sinking fund or analogous provision. The Senior Notes will not be convertible into shares of Common Stock of the Company and/or exchangeable for other securities. The amount of payments of principal with respect to the Senior Notes shall not be determined with reference to an index, formula or other method or methods. No Senior Notes are issuable upon the exercise of warrants. Each of Section 4.2(2) of the Original Indenture relating to defeasance and Section 4.2(3) of the Original Indenture relating to covenant defeasance shall apply to the Senior Notes, and the covenants subject to Section 4.2(3) and Section 10.6 of the Original Indenture shall include the covenants set forth in, and made applicable to the Senior Notes by, Section 2.6 of this Supplemental Indenture. Additional Amounts will be payable by the Company on the Senior Notes to the extent provided in Section 10.4 of the Original Indenture.

ARTICLE III.

MISCELLANEOUS PROVISIONS

Section 3.1. Ratification and Incorporation of Original Indenture.

As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture as supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.2. Counterparts.

This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of this Supplemental Indenture and signature pages for all purposes.

Section 3.3. Governing Law; Waiver of Jury Trial.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed in said state.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SENIOR NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4. Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.5. Trustee’s Disclaimer.

The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters. Notwithstanding the foregoing, the Trustee acknowledges and agrees that it has properly authorized and duly executed this Supplemental Indenture and nothing contained in this Section 3.5 shall be deemed to limit such authorization and execution, nor shall this Section 3.5 be interpreted to in any way limit the Trustee’s authentication of the Senior Notes.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company has executed this Supplemental Indenture by the signature of its authorized officers, and the Trustee has caused this Supplemental Indenture to be executed in its corporate name by its authorized officers, each as of the date above written.

RENAISSANCERE HOLDINGS LTD., as Issuer		Witnessed by:

By:	/s/ James C. Fraser	/s/ Helen L. James
	Name: James C. Fraser	Name: Helen L. James
	Title: Senior Vice President and Chief Accounting Officer	Title: Senior Vice President and Global Corporate Controller

[Signature Page to First Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY

AMERICAS, not in its individual capacity but

solely as Trustee

By: Deutsch Bank National Trust Company

By:	/s/ Jacqueline Bartnick
Name: Jacqueline Bartnick, Director
Title: Authorized Signatory

By:	/s/ Bridgette Casasnovas
Name: Bridgette Casasnovas, Vice President
Title: Authorized Signatory

[Signature Page to First Supplemental Indenture]

EXHIBIT A

[Legend to be removed if the Senior Note is not represented by a global note] [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO RENAISSANCERE HOLDINGS LTD. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND SUCH PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR SENIOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.]

RENAISSANCERE HOLDINGS LTD.

3.600% SENIOR NOTE DUE 2029

No._	CUSIP No.: 75968N AD3

Principal Amount:	$400,000,000

Regular Record Date:	April 1 or October 1, as the case may be, immediately preceding each Interest Payment Date

Original Issue Date:	April 2, 2019

Maturity Date:	April 15, 2029

Interest Payment Dates:	April 15 and October 15

Interest Rate:	3.600% per annum

Authorized Denomination:	$2,000, or any integral multiple of $1,000 in excess thereof

RenaissanceRe Holdings Ltd., a company duly organized and existing under the laws of Bermuda (the “Company”, which term includes any successor company under the Indenture referred to below), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000) on the Maturity Date shown above, and to pay interest thereon from April 2, 2019, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on each Interest Payment Date as specified above (including the Maturity Date), commencing on October 15, 2019, at the rate of 3.600% per annum until the principal hereof is paid or duly provided for.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (including the Maturity Date) will, as provided in the Indenture, be paid to the Person in whose name this Senior Note is registered at the close of business on the Regular Record Date as specified above next preceding each Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Senior Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest established by notice given by or on behalf of the Company to the Holders of Senior Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Senior Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture.

Payments of interest on this Senior Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Senior Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Senior Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day, with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

Payment of the principal of and interest due on the Maturity Date of this Senior Note shall be made upon surrender of this Senior Note at the Corporate Trust Office of the Trustee. The principal of and interest on this Senior Note shall be paid in Dollars. Payments of interest will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto at such address as shall appear in the Security Register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

This security is one of a duly authorized issue of debt securities of the Company (herein called the “Securities”), all issued or to be issued under and pursuant to the Senior Indenture, dated as of April 2, 2019, as supplemented (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee,” which term includes any successor trustee under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto relating to this security (including, without limitation, the First Supplemental Indenture, dated as of April 2, 2019, between the Company and the Trustee) for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the

Holders of the Securities issued thereunder and of the terms upon which said Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates and may otherwise vary as provided in the Indenture or any indenture supplemental thereto. This security is one of a series designated on the face as 3.600% Senior Notes due 2029 (the “Senior Notes”), initially limited in aggregate principal amount to $400,000,000, subject to increase as provided in Section 2.2 of the First Supplemental Indenture. Capitalized terms used herein for which no definition is provided herein shall have the respective meanings ascribed thereto in the Indenture.

The Senior Notes are senior unsecured obligations of the Company.

The Senior Notes will represent the Company’s direct, unsecured obligations and will rank equally with all of the Company’s other unsubordinated senior indebtedness. The Senior Notes will be contractually subordinated to all obligations of the Company’s existing and future subsidiaries, including amounts owed to holders of reinsurance and insurance policies issued by its reinsurance and insurance company subsidiaries.

While this Senior Note is represented by one or more global notes registered in the name of DTC or its nominee, the Company will cause payments of principal of, premium, if any, and interest on this Senior Note to be made to DTC or its nominee, as the case may be, by wire transfer to the extent, in the funds and in the manner required by agreements with, or regulations or procedures prescribed from time to time by, DTC or its nominee, and otherwise in accordance with such agreements, regulations and procedures.

The Senior Notes will not have a sinking fund.

The Company will be entitled to redeem the Senior Notes as set forth below; provided that notwithstanding anything to the contrary set forth herein, (i) the Senior Notes will not be optionally redeemable at any time prior to April 2, 2022 without BMA Approval unless the Company replaces the capital represented by the Senior Notes to be redeemed with capital having equal or better capital treatment as the Senior Notes under the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time (the “Group Rules”) and (ii) the Senior Notes will not be optionally redeemable at any time prior to their maturity if the Enhanced Capital Requirement would be breached immediately before or after giving effect to the redemption of such Senior Notes unless the Company replaces the capital represented by the Senior Notes to be redeemed with capital having equal or better capital treatment as the Senior Notes under the Group Rules (clauses (i) and (ii), collectively, the “BMA Redemption Requirements”).

As used herein:

“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Company or the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Company or the Insurance Group.

“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Company or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.

“BMA Approval” means the BMA has given, and not withdrawn by such date, its prior consent to the redemption of such Notes.

“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Bermuda Insurance Act 1978, as amended from time to time, or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.

“Enhanced Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Company or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.

“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Insurance Act” means the Bermuda Insurance Act 1978, as amended from time to time.

“Insurance Group” means all subsidiaries of the Company that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.

(a) Subject to the BMA Redemption Requirements, the Senior Notes will be redeemable, at the option of the Company, at any time as a whole or from time to time in part, upon not less than 30 nor more than 60 days’ prior notice to the Holders of the Senior Notes, on any date prior to their maturity. The Redemption Price for any redemption of Senior Notes before January 15, 2029 shall be equal to the greater of (i) 100% of the principal amount of the Senior Notes to be redeemed and (ii) the Discounted Present Value of the Senior Notes to be redeemed, plus in each case accrued and unpaid interest on the principal amount of such Senior Notes to, but excluding, the Redemption Date. The Redemption Price for any redemption of Senior Notes on or after January 15, 2029 shall be equal to 100% of the principal amount of the Senior Notes to be redeemed, plus accrued and unpaid interest on such principal amount of such Senior Notes to, but excluding, the Redemption Date. Installments of interest on the Senior Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Senior Notes registered as such at the close of business on the Regular Record Date therefor.

As used herein:

“Discounted Present Value” of any Senior Note subject to optional redemption shall be equal to the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the Redemption Date) on such Senior Note discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points.

“Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Senior Notes to be redeemed (the “Remaining Life”), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the Remaining Life.

“Comparable Treasury Price” means (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC or Wells Fargo Securities, LLC and their respective successors or, if either of the foregoing is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means each of (i) Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in the City of New York (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer and (ii) any two other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

If less than all of the Senior Notes are to be redeemed as provided above, the Senior Notes to be redeemed shall be selected by lot by DTC, in the case of Senior Notes represented by a global note, or by the Trustee by lot, in the case of Senior Notes that are not represented by a global note.

Subject to the BMA Redemption Requirements, the Senior Notes will be redeemable, at the option of the Company, at any time as a whole but not in part, on not less than 30 nor more than 60 days’ prior notice to the Holders of the Senior Notes, on any date prior to their maturity, at 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date, in the event that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Senior Notes, any Additional Amounts as a result of: (i) a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Taxing Jurisdiction, which change or amendment is announced after March 26, 2019; or (ii) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after March 26, 2019, and, in each case the Company cannot avoid such obligation by taking reasonable measures available to it. Installments of interest on the Senior Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Senior Notes registered as such at the close of business on the Regular Record Date therefor.

The Indenture also contains provisions for defeasance at any time of the entire indebtedness of the Senior Notes with respect thereto or of certain restrictive covenants of the Company with respect to the Senior Notes, in each case, upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Senior Notes shall occur and be continuing, the principal of the Senior Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the respective rights and obligations of the Company and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of each series at the time Outstanding affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Senior Notes at the time Outstanding, on behalf of the Holders of all Senior Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on and Additional Amounts, if any, in respect of this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable in the Security Register, upon surrender of this Senior Note for registration of transfer at the office or agency of the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge or certain other expenses payable in connection therewith.

Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Senior Notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Senior Note or Notes to be exchanged at the office or agency of the Company.

This Senior Note does not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Company or any of the Company’s regulated operating subsidiaries to any Person in whose name this Senior Note is registered or any creditor of the Company or any of the Company’s regulated operating subsidiaries.

By acquiring this Senior Note, the Holder is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Company or any of its affiliates to secure the rights of Holders.

This Senior Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and performed in said state.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by its authorized representatives as of the date set forth below.

Dated:

RENAISSANCERE HOLDINGS LTD.

By:
Name:
Title:

Attest:
Name:
Title:

[Signature Page to RenaissanceRe Holdings Ltd. 3.600% Senior Note Due 2029]

CERTIFICATE OF AUTHENTICATION

This is one of the 3.600% Senior Notes due 2029 referred to in the within-mentioned Indenture.

Dated:

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Trustee

By:
Authorized Signatory

[Certificate of Authentication to RenaissanceRe Holdings Ltd. 3.600% Senior Note Due 2029]